Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is dated as of July 1, 2024 (the “Effective Date”), by and between CARGO THERAPEUTICS, INC., a Delaware corporation (“Sublandlord”), and VAXCYTE, INC., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord currently leases certain premises from ARE-San Francisco No. 63, LLC, a Delaware limited liability company (the “Master Landlord” or “Landlord”), pursuant to the terms and conditions of that certain Lease Agreement, dated December 11, 2023 (the “Master Lease”), a copy of which is attached hereto as Exhibit A which has been redacted as to non-material financial terms. Pursuant to the Master Lease, Sublandlord currently leases from Master Landlord those certain premises commonly known as Suites 300 and 400 of that certain building located at 835 Industrial Road, San Carlos, California 94070, consisting of approximately 99,557 rentable square feet (“Premises”), as more particularly described in the Master Lease. All terms capitalized but undefined herein shall have the meanings ascribed to them in the Master Lease.

B. The Term of the Master Lease is scheduled to expire by its terms on March 31st, 2031.

C. Sublandlord desires to sublease a portion of the Premises to Subtenant and Subtenant desires to sublease a portion of the Premises from Sublandlord pursuant to the terms and conditions of this Sublease.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Sublease Premises; Access to Services.

1.1 Sublandlord hereby subleases to Subtenant a portion of the Premises consisting of approximately 38,200 rentable square feet of space in Suite 300 (“Subleased Premises”), as more particularly depicted on Exhibit B, and Subtenant hereby subleases the Subleased Premises from Sublandlord, pursuant to the terms and conditions of this Sublease. Subject to Sublandlord’s obligations to perform its obligations set forth in this Section 1.1 as well as Sublandlord’ obligation to complete Sublandlord’s Work (as hereinafter defined), Subtenant shall accept the Subleased Premises in the condition and state of repair on the “Sublease Commencement Date” (defined below) in its “AS IS” and “WHERE IS” condition. Sublandlord shall deliver the Subleased Premises on the Sublease Commencement Date broom clean, vacant and free of all trash, occupants and personal property (other than the personal property set forth on Exhibit C which shall remain on the Premises throughout the Term [the “Personal Property”], except for the removal of the personal property in the portion of the list therein entitled “Personal Property to be Removed from the Subleased Premises” provided for in Landlord’s Consent) and fully-decommissioned in accordance with Section 28 of the Master Lease. For avoidance of doubt, all personal property which is not set forth on Exhibit C shall be removed by Sublandlord prior to and as a condition to occurrence of Sublandlord’s delivery of the Subleased Premises to Subtenant. Except as otherwise provided in this Sublease, Subtenant expressly acknowledges and agrees Sublandlord shall not have any obligation to perform any work to prepare the Subleased Premises for Subtenant’s use and occupancy other than completion of the demising work described on Exhibit D attached hereto (“Sublandlord’s Work”) which may be completed after the Sublease Commencement Date. Within ten (10) business days after the later of (a) the full execution of this Sublease by Sublandlord and Subtenant, (b) the completion of the Decommissioning and Hazmat Closure Plan (as defined in the Master Lease) for the Subleased Premises, (c) installation and activation of each and every Subtenant card reader [***] and (d) Master Landlord’s execution and delivery of the Landlord’s Consent (as defined below) (such date of delivery of possession following satisfaction of the foregoing requirements (a) through (d), the “Sublease Commencement Date”), Sublandlord shall deliver possession of the Subleased Premises to Subtenant in accordance with this Sublease.

If Sublandlord fails to cause the Sublease Commencement Date to occur on or before [***] (the “Sublease Commencement Outside Date”), Subtenant shall have the right to terminate the Sublease Agreement; in which event Subtenant will have no obligation to pay for any work performed hereunder, all improvements to the Subleased Premises will become and remain the property of Sublandlord, and neither Sublandlord nor Subtenant shall have any further obligation to each other under the Lease, except for the Surviving Obligations (as hereinafter defined). Notwithstanding the foregoing to the contrary, the Sublease Commencement Outside Date is not extendable for any reason, [***]; provided, however, (i) Sublandlord shall have provided written notice of each such extension to Subtenant promptly but, in any event, prior to then current Sublease Commencement Outside Date (and each such written notice shall expressly set forth the calendar date to which the Sublease Commencement Outside Date is being extended pursuant to the terms hereof) and (ii) the Sublease Commencement Outside Date shall not be extended as a result of Force Majeure for more than sixty (60) days in the aggregate. Sublandlord shall promptly provide Subtenant with written notice of any such claimed event of Force Majeure and Subtenant Delay, together with a reasonably detailed description of the facts and circumstances giving rise to such claimed event of Force Majeure and Subtenant Delay. As used herein, “Surviving Obligations” shall refer to the following obligations: (1) Sublandlord will refund to Subtenant any sums or deposits paid to Sublandlord by Subtenant in connection with the Lease; and (2) any indemnification obligations which expressly survive termination (by way of example and not limitation, the parties’ respective indemnification obligations herein concerning brokerage commissions).

Sublandlord shall design and perform, or cause to be performed, Sublandlord’s Work, at Sublandlord’s expense (and no such cost and expense shall be charged to Subtenant) in accordance with (i) the terms of Master Lease; (ii) all Legal Requirements and (iii) applicable professional standards of skill and care and in a good and workmanlike manner, promptly and with all due diligence. Sublandlord and Subtenant shall reasonably cooperate and coordinate regarding the manner and timing of performance of Sublandlord’s Work so as to minimize interruptions to Subtenant’s business operations in the Subleased Premises.

Notwithstanding the foregoing to the contrary, as used herein, the “Outside Work Completion Date”) shall mean [***]. The Outside Work Completion Date is not extendable for any reason, except that Sublandlord shall have the right to extend the Outside Work Completion Date day for day for each actual day of delay in performance of Sublandlord’s Work due to Force Majeure (for avoidance of doubt, it is acknowledged that the definition of Force Majeure in the Master Lease encompasses governmental delays in the issuance of building permits) and/or Subtenant Delay; provided, however, (i) Sublandlord shall have provided written notice of each such extension to Subtenant promptly but, in any event, prior to then current Outside Work Completion Date (and each such written notice shall expressly set forth the calendar date to which the Outside Work Completion Date is being extended pursuant to the terms hereof) and (ii) the Outside Work Completion Date shall not be extended as a result of Force Majeure for more than sixty (60) days in the aggregate. Sublandlord shall promptly provide Subtenant with written notice of any such claimed event of Force Majeure and Subtenant Delay, together with a reasonably detailed description of the facts and circumstances giving rise to such claimed event of Force Majeure and Subtenant Delay. As used herein “Subtenant Delay” shall mean any actual delay in the completion of Sublandlord’s Work beyond [***], directly attributable to (i) Subtenant’s failure to act or respond within a time period or by a deadline as may be expressly required of Subtenant under the terms of this Sublease, (ii) the acts or omission (where there is a duty to act) of Subtenant or its agents, contractors, subcontractors, or employees provided, however, no such acts or omission (where there is a duty to act) under this clause (ii) shall be a basis for a “Subtenant Delay” unless and until such acts continue for [***] business days after Subtenant’s receipt of written notice thereof (which details the conduct of Subtenant or its agents or contractors causing the alleged delay) from Sublandlord, or (iii) any failure of Subtenant to provide Sublandlord with such access to the Subleased Premises as is reasonably required to complete the Sublandlord’s Work.

In the event that, Sublandlord shall fail to complete Sublandlord’s Work by the Outside Work Completion Date (which date shall be subject to extension for Force Majeure and/or Subtenant Delay to the extent set forth in the paragraph above), Subtenant shall receive a rent credit [***]. Said rent credits, if accruing, shall be applied to the installment(s) of Sublease Monthly Rent next coming due thereafter until exhausted.

1.2 In connection with the sublease grant hereunder, Subtenant shall have regular access to Sublandlord’s Glasswash & Autoclave services located on the 4th floor of the Premises solely for cleaning and sterilization of Subtenant’s instruments; provided that such use shall not include the use of or introduction of any Hazardous Materials. Subtenant shall not violate the terms or conditions of the Master Lease during any such use of the 4th floor space. Sublandlord shall have the right to enact reasonable rules and regulations in accordance with Subtenant’s use of the Glasswash and Autoclave services.

1.3 Subtenant’s authorized employees will have access to the Subleased Premises and parking (as more particularly set forth in Section 6.1(g)) on a 24/7 basis, subject to the exceptions set forth in the last sentence of Section 1 of the Master Lease. Electricity and elevator service will be provided to the Subleased Premises in accordance with the Master Lease.

2. Term. The term of this Sublease (the “Sublease Term”) shall commence on the Sublease Commencement Date and shall expire on the date that is the last day of the twenty fourth (24th) month from the Sublease Commencement Date (“Sublease Expiration Date”), unless earlier terminated pursuant to the terms of this Sublease. The Sublease Commencement Date is targeted for June 1, 2024. So long as Subtenant is not in default under this Sublease beyond the expiration of applicable notice and cure periods and Sublandlord does not intend to re-occupy the Subleased Premises, Subtenant shall have the right to extend the Sublease Term for one (1) additional twelve (12) month period (“Extension Term”) by delivery of written notice to Sublandlord (the “Extension Notice”) given no less than [***] and no more than [***] prior to the expiration of the Sublease Term. [***]. During the Extension Term, if applicable, Sublease Monthly Rent shall increase by three percent (3%) from the Sublease Monthly Rent existing at the expiration of the initial Sublease Term.

3. Use. Subtenant shall use the Subleased Premises in compliance with the Master Lease, and solely for conducting Subtenant’s business, which includes a research and development laboratory, related office and other related uses consistent with the character of the Project (as defined in the Master Lease) and otherwise in compliance with the terms and conditions set forth in the Master Lease.

4. Rent. Sublandlord shall be responsible for the timely payment of Base Rent and Additional Rent under the Master Lease and otherwise complying with the obligations of Sublandlord under the Master Lease before and during the Sublease Term. Subtenant shall pay to Sublandlord the following as Sublease rent hereunder:

4.1 Sublease Term Rent; Rent Commencement Date. Beginning on the Sublease Rent Commencement Date, and continuing during the Sublease Term, Subtenant shall pay to Sublandlord, as sublease rent (“Sublease Monthly Rent”) and in lieu of the Base Rent set forth in the Master Lease, in lawful money of the United States of America, without any deduction, offset, prior notice or demand (except as set forth in Section 6.2 below) in advance on the first date of each month of the Sublease Term from the Sublease Rent Commencement Date through the Sublease Expiration Date, the amount of Two Hundred Thirteen Thousand Nine Hundred Twenty and 00/100 Dollars ($213,920.00), plus Subtenant’s Share of Additional Rent attributable to Tenant’s Share of “Operating Expenses” including Taxes (as such terms are defined in the Master Lease) required to be paid by Sublandlord under the Master Lease with respect to the Subleased Premises in and for the Sublease Term (in connection with such payment, Sublandlord shall provide Subtenant with a monthly statement calculating Subtenant’s Share of such expenses or other reasonable advance estimates calculating Subtenant’s payment obligation), excluding however, (x) any late fees, damages or penalties arising from Sublandlord’s breach of the Master Lease (other than those, if any, resulting from Subtenant’s failure to comply with this Sublease); (y) any Additional Rent attributable to any services and requests made by Sublandlord with respect to the Premises but not the Subleased Premises (e.g., after hours services that only benefit areas outside of the Subleased Premises), and (z) except as otherwise provided in this Sublease. As used herein, “Sublease Rent Commencement Date” shall mean the date that is sixty (60) days from the Sublease Commencement Date; provided that Subtenant’s obligation to pay Additional Rent shall commence on the Sublease Commencement Date. On each anniversary of the Sublease Commencement Date, Sublease Monthly Rent shall increase by three percent (3%) throughout the

Term. As used herein, “Subtenant’s Share” shall mean the percentage that the rentable square footage of the Subleased Premises bears to the overall rentable square footage of the Premises; accordingly, as of the date of this Sublease, Subtenant’s Share shall be 38.37%. In no event shall Subtenant’s Share be increased due to any remeasurement of the Subleased Premises or Premises or for any other reason other than an actual physical expansion of the Subleased Premises or an actual physical reduction in the size of the Subleased Premises.

Sublandlord shall, upon request by Subtenant, furnish Subtenant with copies of all statements submitted by Master Landlord of actual or estimated Additional Rent during the Sublease Term to the extent related to the Subleased Premises.

Notwithstanding anything to the contrary set forth in this Sublease, so long as Subtenant has provided proof of insurance required under Section 6.1(e) hereof and the Master Lease and the parties have received Landlord’s consent, Subtenant shall have access to the Subleased Premises thirty (30) days prior to the Sublease Commencement Date (“Early Access Period”) to install furniture, fixtures and equipment, IT infrastructure and otherwise prepare the Subleased Premises for Subtenant’s occupancy. Subtenant shall comply with all terms and conditions of this Sublease during the Early Access Period other than the obligations to pay Sublease Monthly Rent and Subtenant’s Share of Additional Rent.

4.2 Other Charges. In addition, Subtenant shall pay Sublandlord any charges, actually incurred for services requested by Subtenant that Sublandlord is liable to Landlord for which relate to services that Landlord is not obligated to provide at no additional cost under the Master Lease, such as freight elevator charges for Subtenant moving in (“Other Charges”). Such Other Charges, if not paid directly to the Landlord by Subtenant, shall be paid to Sublandlord for remittance to Landlord within thirty (30) days of being billed to Subtenant by Sublandlord.

4.3 “Sublease Rent” Defined. All monetary obligations of Subtenant to Sublandlord under the terms of this Sublease are deemed to be rent (“Sublease Rent”). Sublease Rent shall be payable in lawful money of the United States to Sublandlord by ACH or wire transfer to an account that Sublandlord may designate in writing. Sublease Rent payable for any partial month during the Term shall be prorated on a daily basis based on the actual number of days in such month.

5. Security Deposit.

A.

Subtenant shall deliver to Sublandlord a security deposit in the amount of Two Hundred Thirteen Thousand Nine Hundred Twenty and 00/100 Dollars ($213,920.00) (the “Security Deposit”) to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. If Subtenant defaults in the observance or performance of any of such terms and conditions beyond the date of any notice and cure period for such default, Sublandlord may use or apply all or any part of the Security Deposit for the payment of any Sublease Rent not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord. If Sublandlord shall use or apply all or any part of the Security Deposit,

Subtenant shall, within ten (10) business days following notice from Sublandlord, deliver to Sublandlord additional funds so as to restore the Security Deposit to the to the amount before such application of funds by Sublandlord. The Security Deposit, or so much thereof as shall not have been used or applied in accordance with this Section 5, shall be returned to Subtenant no later than thirty (30) days following the later of: (i) the expiration or sooner termination of this Sublease, and (ii) the surrender of the Premises to Sublandlord in accordance with this Sublease.

B.

In lieu of a cash Security Deposit, Subtenant may furnish the Security Deposit in the form of a letter of credit naming Sublandlord as the beneficiary, shall be in the amount of Two Hundred Thirteen Thousand Nine Hundred Twenty and 00/100 Dollars ($213,920.00), shall have an ultimate expiry date of that is two months after the Sublease Expiration Date, and otherwise conform to the requirements of a Letter of Credit contained in Section 6 of the Master Lease. Sublandlord hereby approves (i) First-Citizens Bank & Trust Company as an issuer of such letter of credit and (ii) the form of letter of credit attached as Exhibit E.

6. Master Lease.

6.1 Sublease Subordinate to Master Lease; Subtenant’s Covenants. Sublandlord represents that a true, correct and complete copy of the Master Lease is attached hereto as Exhibit A which has been redacted as to non-material financial terms. Subject to the terms of this Section 6, this Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Master Lease. Subtenant and Sublandlord agree as follows: except as otherwise provided in this Sublease, all references in such incorporated provision to the word “Tenant” shall be deemed to refer to Subtenant, all references to the word “Premises” shall be deemed to refer to the Subleased Premises, all references to the term “Lease” shall be deemed to refer to this Sublease, all references to the word “Term” shall be deemed to refer to the Sublease Term, all references to the term “Landlord” shall be deemed to refer to the Sublandlord, and all references to the term “indemnitees” shall be deemed to include reference to the Sublandlord or Subtenant, as applicable, each unless expressly stated, or the context would imply, otherwise). In the event of any conflict between the terms of this Sublease and the terms of the Master Lease, as between Sublandlord and Subtenant, the terms of this Sublease shall control.

(a) Basic Lease Provisions. The provisions of the Master Lease are hereby incorporated herein by reference, except for (i) Basic Lease Provisions: Premises, Base Rent, Rentable Area of the Premises, Tenant’s Share of Operating Expenses of Building, Security Deposit Amount, Target Commencement Date, Base Term, Address for Rent Payment, and Tenant’s Notice Address, (ii) Exhibits A, C, F and G, (iii) Sections 2, 3(a), the last sentence of 3(b), [***], 4, 6 (provided that if Subtenant provides a letter of credit pursuant to Section 5(b) of this Sublease, such letter of credit shall be required to meet the requirements of Section 6 of the Master Lease), 35, the third paragraph of Section 38, 39, 40, and 42(q) thereof.

(b) Signage/Directory. Subtenant’s right to install signage and be listed in the Building directory shall be governed by Section 38 of the Master Lease (excepting the third paragraph thereof). For avoidance of doubt, if Master Landlord consents thereto as part of the Landlord’s Consent, Subtenant’s name and suite number shall be included on the Building lobby directory as well as Subtenant’s name on multiple Monument Sign(s), subject to the terms of such Section 38. Sublandlord shall in any event make available elevator lobby signage on the floor of the Subleased Premises to Subtenant.

(c) Utilities and Services. Subtenant’s consumption of utilities shall be subject to Section 11 of the Master Lease, which is incorporated herein by this reference appropriately prorated for any electricity charges prior to the Sublease Commencement Date. To the extent that any utilities are not separately metered by individual suite within the Premises but are for shared systems that benefit both the Subleased Premises and the areas of the Premises outside of the Subleased Premises (including, by way of example and not limitation, O2, CO2 dewars, CDA/Vacuum skid, fire system and water heaters) the cost of utility consumption therefor shall be reasonably and equitably allocated between Sublandlord and Subtenant in proportion to the parties’ respective rentable square footage.

(d) Alterations. Subtenant shall not make any alterations, additions or improvements to the Subleased Premises without the prior written consent of (i) Master Landlord, which consent may be granted or withheld as set forth in the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed if Master Landlord provides its consent. Notwithstanding the foregoing, Subtenant may make Notice Only Alterations to the Subleased Premises [***] in accordance with Section 12(a) of the Master Lease without the consent of Sublandlord; provided that Sublandlord may require Subtenant to remove such Notice Only Alterations at the expiration or early termination of the Sublease Term and restore the Subleased Premises to the condition existing before such Notice Only Alterations by delivery of written notice to Subtenant given within ten (10) business days after receipt of such notice. The foregoing notwithstanding, as to any other alterations, additions or improvements desired to be undertaken by Subtenant, (A) Subtenant shall provide all documentation and information required under the Master Lease with respect to such proposed alterations, additions or improvements and Sublandlord shall promptly submit such documentation and information to Master Landlord for its consent (if applicable) to such alterations, additions or improvements, and (B) upon receipt of all such documentation and information in compliance with the Master Lease, Sublandlord shall respond to Subtenant’s requests for Sublandlord’s consent to such alterations, additions or improvements (if required) within fifteen (15) business days of receipt of such documentation and information. Sublandlord may require any Alterations (other than Sublandlord’s Work) be removed and restored at the expiration or early termination of the Sublease Term by delivery of written notice to Subtenant given at the time Sublandlord approves such Alteration (or, with respect to Notice Only Alterations, within ten (10) business days after Sublandlord’s receipt of notice therefor) In addition, and notwithstanding anything to the contrary set forth in the Master Lease, in no event shall Subtenant be required to remove or restore Sublandlord’s Work upon surrender of the Subleased Premises nor shall Subtenant be required to remove any alterations or improvements other than those made by Subtenant.

(e) Insurance. Subtenant shall maintain the insurance coverages required by the Master Lease to be maintained by “Tenant” under Section 17 thereof, which provision is incorporated herein by this reference as if Subtenant were the “Tenant” thereunder, except that (i) Sublandlord shall not be required to obtain the insurance designated for Landlord in this Section but it shall continue the coverages required of Tenant; and (ii) Subtenant shall only be required to maintain such coverages with respect to and to the extent applicable to the Subleased Premises. Each policy of liability insurance shall name Sublandlord and Master Landlord as an additional insured and the waiver of subrogation requirements of property policies shall operate between Sublandlord and Subtenant, in the same manner as between Master Landlord and Sublandlord as well as between Subtenant and Master Landlord in the same manner as between Master Landlord and Sublandlord.

(f) Assignment and Subletting. Subtenant shall not assign or sub-sublet the Premises without the prior written consent of (i) Master Landlord, which may be granted or withheld as set forth in Section 22 of the Master Lease, and (ii) Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed if Master Landlord provides its consent. Notwithstanding the foregoing, (x) Sublandlord’s consent to an assignment by Subtenant shall not be required if the same constitutes a Permitted Assignment pursuant to Section 22(b) of the Master Lease and Master Landlord’s consent is not required with respect thereto; and (y) Sublandlord shall have no option to recapture the Premises upon receipt of a request for consent to assignment or subletting by Subtenant (provided that the foregoing shall not limit any recapture rights as may be available to Master Landlord).

(g) Parking. Subtenant shall have a right to use Subtenant’s Share of non-reserved parking at the Project in accordance with Section 10 of the Master Lease. If and to the extent approved by Master Landlord in the Landlord’s Consent, Subtenant shall have the right to utilize electric vehicle charging stations provided by Master Landlord for the general use of tenants.

(h) Consents. Any consent or approval by requested from Sublandlord in accordance with this Sublease shall be deemed reasonably withheld if Master Landlord withholds its consent or approval pursuant to the terms of the Master Lease.

Except as set forth above, the provisions of the Master Lease are hereby incorporated into this Sublease (as defined terms such as “Landlord” and “Tenant” are incorporated pursuant to the first paragraph of this Section 6.1) except as otherwise provided in this Sublease. Neither party shall take any action or do or permit to be done anything (i) in violation of or default under any of the terms, covenants, conditions or provisions of the Master Lease or any other instrument to which this Sublease is subordinate (and Sublandlord shall comply with all of the terms of the Master Lease to the extent Sublandlord remains obligated thereunder or to the extent that Subtenant cannot directly comply with such obligations); or (ii) which could result in any additional cost or other liability to the other party unless the party taking or permitting such action assumes and pays such cost or liability.

Subtenant expressly agrees that, if Sublandlord’s tenancy, control or right to possession shall terminate by expiration or any other cause not due to the fault of Sublandlord, this Sublease shall thereupon immediately cease and terminate and Subtenant shall give immediate possession to Sublandlord; provided however, that the liability of the Subtenant to the Sublandlord or the liability of the Sublandlord to the Subtenant for termination caused by the applicable party’s default under this Sublease shall not be discharged by reason of such termination.

6.2 Sublandlord Not Responsible for Representations and Covenants of Master Landlord under Master Lease. Sublandlord shall not be deemed to have made any representation made by Master Landlord in the Master Lease in its capacity as the lessor of the Building. Moreover, during the Sublease Term, Subtenant acknowledges and agrees that Sublandlord shall not be responsible for Master Landlord’s breach of its covenants and obligations under the Master Lease, subject to the terms and conditions set forth below. Without limiting the generality of the foregoing, Sublandlord shall not be obligated (i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (iii) to comply with any laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply, or (iv) to take any action with respect to the operation, administration or control of the Building, Project, or any of the Common Areas that the Master Landlord has agreed in the Master Lease to take, and Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord, provided that in the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease, then upon receipt of written notice from Subtenant, Sublandlord shall be obligated to use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled to Subtenant’s reasonable satisfaction; provided, further however: Sublandlord shall not have any obligation to commence litigation or other dispute resolution proceedings to cause Master Landlord to comply with the Master Lease unless Subtenant cannot do so in its own name, in which event, upon Subtenant’s written request, Sublandlord shall do so at Subtenant’s expense. If the breach or default of Master Landlord under the Master Lease has not been resolved after the expiration of thirty (30) days, then provided that Subtenant is not in default under this Sublease beyond the expiration of applicable notice and cure periods, upon the request of Subtenant, Sublandlord shall assign to Subtenant its right to institute legal action against Master Landlord (a “Subtenant Action”), provided that (x) Sublandlord shall reasonably assist and cooperate with Subtenant in such Subtenant Action to enforce the terms of the Master Lease; and (y) Subtenant shall indemnify, protect, defend and hold Sublandlord harmless from any and all third party liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees and litigation and court costs) arising out of, or relating to, the Subtenant Action. The foregoing notwithstanding, if any breach of the Master Lease shall entitle Sublandlord to assert claims for an abatement of rent for constructive eviction or otherwise, then such abatement shall accrue in favor of Subtenant. If Sublandlord shall be entitled to an abatement rent or other claims arising from fire or other casualty, then Subtenant shall have the same claims.

7. Indemnity. The indemnification provisions of the Lease shall apply to this Sublease as if Sublandlord was the Landlord and Subtenant was the Tenant described in the Lease. Further, Sublandlord hereby indemnifies and agrees to defend, save and hold Subtenant, its officers, directors, employees, managers, members, partners, agents, sub-agents, constituent entities and lease signators (collectively, “Subtenant Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Subleased Premises or the Project arising directly or indirectly out of the gross negligence or willful misconduct of Sublandlord or its Related Parties in connection with performance of Sublandlord’s Work, except to the extent caused by the negligence or willful misconduct of Subtenant Indemnified Parties.

8. Sublandlord’s Covenants. Sublandlord covenants to do the following:

8.1 Sublandlord shall not (1) surrender or terminate the Master Lease prior to its scheduled expiration date without the consent of Subtenant, or (2) amend or modify the Master Lease, the result of which would materially and adversely affect Subtenant’s rights or obligations under this Sublease or the Subleased Premises;

8.2 Sublandlord shall comply with all the terms and provisions of the Master Lease, except to the extent Subtenant has assumed the same, and

8.3 Sublandlord shall, promptly following receipt thereof, deliver to Subtenant a copy of any and all notices received by Sublandlord from Master Landlord which would have any material effect upon the Subleased Premises or this Sublease.

9. Sublandlord’s Right to Cure Subtenant Default/Subtenant’s Right to Cure Sublandlord Default. Upon a default by Subtenant under this Sublease (after lapse of any applicable notice and cure periods), Sublandlord may, without waiving or releasing any obligation of Subtenant hereunder and without waiving any rights or remedies at law or otherwise, make such payment or perform such act. All sums so paid or incurred by Sublandlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law, whichever is less, shall be payable to Sublandlord on demand as additional Sublease Rent. In the event of Sublandlord’s failure to pay rent under the Master Lease by the date due, Subtenant shall have the right (but not the obligation, unless so required by the Master Landlord) on written notice, to provide such payments to Master Landlord unless Sublandlord, at its sole election, (a) provides Subtenant with assurances reasonably acceptable to Subtenant that such failure will not cause Sublandlord to be in default under the Master Lease, or (b) establishes an escrow account to hold such unpaid rent pending resolution of such failure by Sublandlord and Master Landlord. In the event that Subtenant provides such payment hereunder, Sublandlord shall reimburse Subtenant for such payments on demand.

10. Brokers. Sublandlord and Subtenant acknowledge and agree that Jones Lang LaSalle Brokerage, Inc. (“JLL”) has been used by Subtenant to represent Subtenant in connection with this Sublease and will be compensated solely by Sublandlord for this Sublease pursuant to separate written agreement. Each party represents to the other that it has dealt with no broker other than JLL in connection with this Sublease. Each party shall indemnify, defend and hold the other party harmless on demand from and against any liability of the other party for claims of any broker based upon breach by the indemnifying party of its representations contained in this paragraph.

11. Entire Agreement/Modification. This Sublease, including the Exhibits, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Sublease, and no prior agreements or understanding or letter or proposal pertaining to any such matters shall be effective for any purpose. This Sublease may only be modified by a writing signed by Sublandlord and Subtenant (and consented to by Master Landlord, if required pursuant to the terms of the Master Lease). No provisions of this Sublease may be amended or added to, whether by conduct, oral or written communication, or otherwise, except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

12. Interpretation. The title and paragraph headings are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part of this Sublease. Unless stated otherwise, references to paragraphs and subparagraphs are to those in this Sublease. This Sublease shall be strictly construed neither against Sublandlord nor Subtenant.

13. Representations. Sublandlord represents to Subtenant that to Sublandlord’s actual knowledge:

(a) the copy of the Master Lease delivered by Sublandlord to Subtenant and attached hereto is a complete and accurate copy of the Master Lease, which is in effect and has not otherwise been amended and there are no other agreements between Master Landlord and Sublandlord relating to the leasing, use, and occupancy of the Subleased Premises; and

(b) that the Subleased Premises has not been sublet or licensed to any third party, in whole or in part, and the Master Lease has not been assigned; and

(c) that no circumstance exists and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or default of either party to the Master Lease; and

(d) Sublandlord is not the debtor, defendant or respondent in any pending receivership, insolvency, bankruptcy, foreclosure, lease termination or other creditors’ action or proceeding.

14. FAILURE TO OBTAIN LANDLORD CONSENT. This Sublease shall constitute a valid and binding obligation of the parties on and after the date that it has been signed and delivered by them despite the fact that the Sublease Term and Subtenant’s rights to possession will not have commenced. Within five (5) business days after Subtenant has signed and delivered this Sublease, Sublandlord shall submit a fully executed original of this Sublease to the Landlord for Landlord’s consent in accordance with the Master Lease (“Landlord’s Consent”) and send a duplicate original of this Sublease fully executed to Subtenant with a copy of the notice to Landlord requesting consent. The parties shall cooperate reasonably in connection with the application for Landlord’s consent and furnish such available documents and information as Landlord may reasonably require for such purpose. This Sublease is subject to and conditioned upon the consent of the Master Landlord, which the parties acknowledge and agree shall be executed concurrently with this Sublease. If Landlord refuses to consent to this Sublease ,this Sublease shall be deemed canceled, and Sublandlord shall have no liability to Subtenant in connection herewith nor shall Subtenant have any liability to Subtenant in connection herewith. Further in the event of such cancellation, if Subtenant shall have paid any sums to Sublandlord in connection with this Sublease (e.g., the Security Deposit), Sublandlord shall be required to return such sums to Subtenant within ten (10) business days of such cancellation, which obligation shall survive such cancellation.

15. NOTICE ADDRESSES. All notices and demands which may or are to be required or permitted to be given by either party in accordance with the terms of Section 42(a) of the Master Lease at the addresses set forth below, as applicable.

To Sublandlord:

CARGO Therapeutics, Inc.

825 Industrial Road, Suite 400

San Carlos, California 94070

Attention: Chief Financial Officer

with a copy to:

CARGO Therapeutics, Inc.

825 Industrial Road, Suite 400

San Carlos, California 94070

Attention: Chief Legal Officer

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn: Stephanie L. Fontanes

To Subtenant:

Vaxcyte, Inc.

825 Industrial Road, Suite 300

San Carlos, California 94070

Attention: Chief Executive Officer

With a copy to:

Vaxcyte, Inc.

825 Industrial Road, Suite 300

San Carlos, California 94070

Attention: General Counsel

16. COUNTERPARTS AND AUTHORITY.

16.1 This Sublease may be executed in two or more counterparts by the signatories hereto, both of which counterparts, when taken together and exchanged shall constitute one entire original agreement. The exchange of copies of this Sublease and of signature pages by “PDF” transmitted via email, “DocuSign” or other commonly accepted electronic means shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Sublease for all purposes. Signatures of the parties transmitted by email in “PDF”, “DocuSign” format or other commonly accepted electronic means shall be deemed to be their original signatures for all purposes.

16.2 Sublandlord represents and warrants to Subtenant that each individual executing, attesting and/or delivering this Sublease on behalf of Sublandlord is authorized to do so on behalf of Sublandlord and that no consent or approval of any person or entity is necessary for the consummation by Sublandlord of this Sublease that has not been obtained by Sublandlord prior to the execution and delivery of this Sublease other than the consent of Master Landlord (the form of which consent shall be subject to the terms of Section 14).

16.3 Subtenant represents and warrants to Sublandlord that each individual executing, attesting and/or delivering this Sublease on behalf of Subtenant is authorized to do so on behalf of Subtenant and that no consent or approval of any person or entity is necessary for the consummation by Subtenant of this Sublease that has not been obtained by Subtenant prior to the execution and delivery of this Sublease.

[signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the Effective Date.

SUBLANDLORD:		SUBTENANT:

CARGO THERAPEUTICS, INC.,		VAXCYTE, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Anup Radhakrishnan	By:	/s/ Grant Pickering
Name:	Anup Radhakrishnan	Name:	Grant Pickering
Title:	CFO and CBO	Title:	CEO

[Signature Page to Sublease]

EXHIBIT A

MASTER LEASE

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EXHIBIT B

SUBLEASED PREMISES

[***]

EXHIBIT C

THE PERSONAL PROPERTY

[***]

EXHIBIT D

DESCRIPTION OF DEMISING WORK

[***]

EXHIBIT E

FORM OF LETTER OF CREDIT

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